EXHIBIT 99.1

ASHFORD
Second Quarter 2018 Conference Call
August 10, 2018
10 a.m. CT

Introductory Comments - Joe Calabrese

Good day everyone and welcome to today’s conference call to review results for Ashford for the second quarter of 2018 and to update you on recent developments. On the call today will be: Monty Bennett, Chairman and Chief Executive Officer; Rob Hays, Co-President and Chief Strategy Officer, Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Co-President and Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 9, 2018 and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the second quarter of 2018 with the second quarter of 2017.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

Good morning, and welcome to our call to discuss our financial results for the second quarter of 2018. I will begin by giving a brief overview of our quarterly results and then discuss our recently announced Enhanced Return Funding Program with Trust. Rob will discuss our acquisition of Remington’s Project Management business and our investor outreach efforts. Afterward, Deric will review our financial results. Jeremy will provide an update regarding our strategic investments in Pure Rooms, OpenKey, J&S, Lismore Capital and RED Hospitality & Leisure as well as other initiatives, and then we will take your questions.

We delivered very strong growth in the second quarter and are pleased with the groundwork we are laying for the continued success of our platform. For the quarter, revenues increased by 179%, Adjusted EBITDA increased by 167%, and Adjusted Net Income increased by 137% over the prior year period. We are very pleased with these results and believe they highlight the benefits of our strategy.

Before discussing our growth strategy in more detail, I’d like to spend a few minutes discussing how excited we are about our new Enhanced Return Funding Program, or ERFP, agreement with Trust. The ERFP is a $50 million funding commitment designed to produce strong returns on hotel investments at Trust and strong fee growth at Ashford. It does this in a very simple way. Ashford provides capital to Trust in order to lower the amount of equity that Trust has to put into a hotel investment. That reduction of equity materially improves equity returns to Trust, and in return, Ashford is paid the incremental fees it customarily receives from Trust and its assets. Capital from the Program will be sized to equal 10% of the total acquisition price of each new Trust hotel acquisition, and we expect that ERFP funding will be available for each hotel investment that Trust makes for at least the next $500 million of acquisitions. Similar to our previous key money program, the funding takes the form of purchased furniture, fixtures and equipment by Ashford for use at Trust hotels. This allows Ashford to get the benefit of the immediate deduction for tax purposes which significantly enhances our returns.

This Program is designed to create a Virtuous Cycle - Ashford provides capital to Trust, Trust buys assets which should result in higher equity returns, higher equity returns at Trust is expected to lead to potentially higher stock prices, higher stock prices at Trust lead to more accretive growth, more accretive growth leads to more fee streams to Ashford, and more fee streams at Ashford should lead to an increase in available cash to provide capital to Trust. The process then repeats and builds upon itself, creating the Virtuous Cycle. Trust has already closed on the first acquisition to utilize the ERFP, the Hilton Old Town Alexandria, and Trust is actively looking for additional acquisition opportunities.

Our strategy is built around our ability to leverage the combined expertise of our management team to both grow our Company and the platforms we advise. I believe we have one of the most highly aligned, stable and effective management teams in the hospitality industry and acting like shareholders has distinguished us from others in our industry. We consider it one of our main competitive advantages.

Ashford currently advises two publicly-traded REIT platforms, Trust and Braemar Hotels & Resorts, which together own 130 hotels with approximately 29,000 rooms and approximately $7.8 billion of gross assets as of June 30, 2018.

Ashford has a high-growth, fee-based business model with a diversified platform of multiple fee generators. We believe it to be a scalable platform with attractive margins. Additionally, it has a very stable cash flow base as the advisory agreements with the REITs stipulate that the minimum base fee can’t drop by more than 10% from the previous year’s base fee.

Currently, our Company is focused on three areas of growth. First, we would like to accretively grow our existing REIT platforms. Second, as part of our growth strategy, we would like to add additional investment platforms, and third, through our service business initiatives we are working diligently on opportunities to buy, invest in or incubate businesses related to the hospitality industry, such as OpenKey, Pure Rooms, J&S, Lismore Capital, and RED Hospitality & Leisure. Then, through our connections and our relationships with our advised REIT platforms and leveraging our asset management expertise, we can accelerate their growth dramatically.

We continue to be excited about the investments I just mentioned and Jeremy will be providing a more detailed update on all of these investments in a few minutes.

We have a fee structure in place that incents Ashford to create shareholder value at its advised REIT platforms. With our base fee driven by their share price performance, and our incentive fee based on total shareholder return outperformance versus their REIT peers, our management team’s primary focus is maximizing returns.

Looking ahead, we are very excited about the prospects of our recently acquired project management business of Remington which Rob will speak to momentarily and we are optimistic about the prospects for our two advised REIT platforms. Additionally, we see great opportunity for this platform to grow and deliver superior returns to our shareholders by both adding additional investment platforms as well as investing in, or incubating other hospitality-related businesses.

I will now turn the call over to Rob.

Project Management/Investor Relations - Rob Hays

Thanks, Monty.

I would like to start by discussing our recent acquisition of the Remington Project Management business. On Wednesday, we announced that we closed the acquisition of Remington’s Project Management business for $203 million. The consideration for the acquisition was preferred stock in Ashford that is convertible at a stock price of $140 per share, a substantial premium to our current trading level. From an operating perspective, we believe Remington’s high-margin project management business will add scale, diversification and an enhanced competitive position in the hospitality industry while also expanding the breadth of services we offer to our advised REITs. Additionally, with deep industry experience and long-term contracts in place, we believe this transaction represents a compelling opportunity for Ashford to diversify its earnings stream and, moving forward, the potential to expand business to other third-party clients. As background, our Project Management business provides comprehensive and cost-effective design, development, and project management services. We provide project oversight, coordination, planning, and execution of renovation, capital expenditure or ground-up development projects. Its operations are responsible for managing and implementing substantially all capital improvements at Trust and Braemar. Additionally, we have extensive experience working with many of the major hotel brands in areas of renovating, converting, developing or repositioning hotels. This transaction received overwhelming approval from our shareholders with holders of over 87% of Ashford shares present and voting, representing over 78% of outstanding shares, voting in favor of the transaction. It’s also worth noting that a majority of shares, excluding shares owned by Trust, Braemar, and insiders and related parties, present and voting at the meeting voted in favor of the proposal. In other ward, a majority of the minority approved the transaction.

In 2017, Remington Project Management had revenues of approximately $29.0 million and adjusted EBITDA of approximately $16.3 million. The transaction is expected to be immediately accretive to Ashford’s adjusted net income per share. In summary, we believe this is a terrific opportunity for Ashford to build operating scale, increase the breadth of services provided to our advised REITs and other hospitality companies, and increase our earnings potential. I also want to point out that one of the key advantages of this acquisition is that the Company will get the benefit of a mutual exclusivity agreement with both Trust and Braemar. This means that as Trust and Braemar add hotels to their portfolios, we will have the exclusive right to provide project management services at these hotels. We are very excited about this transaction and believe the prospects are strong going forward for our new Project Management business.

I would also like to add that we are pleased to have become a member of Russell 2000® Index and the Russell 3000® Index as of June 22, 2018. The Russell 2000® index is one of the most widely used performance benchmarks for small-cap companies and we believe our inclusion will provide increased visibility within the investment community and improve the liquidity of our stock for shareholders. Investor outreach remains a top priority and over the coming months we plan to attend a number of investor conferences targeting a wide range of investors from small and mid-cap-focused funds to industry dedicated investors, as well as to family offices and retail holders. These include the Midwest IDEAS Conference in Chicago during late August, the Gateway MicroCap Conference in San Francisco in early September, Sidoti’s Microcap Fall Conference in New York in late September as well as IPI Fall Conferences in both New York and Dallas in November. We believe exposure at these conferences will provide further opportunity to tell our story and provide meaningful dialogue with potential investors.

I will now turn the call over to Deric.

Financial Review - Deric Eubanks

Thanks, Rob.

Net income attributable to the Company for the quarter was $9.0 million, or $0.93 per diluted share, compared with a net loss of $6.7 million, or $3.85 per diluted share, for the prior year period.

For the second quarter, total revenues were $54.8 million, reflecting a 179% growth rate over the prior year.

Adjusted EBITDA for the quarter was $11.3 million compared with $4.2 million for the prior year period, reflecting a growth rate of 167%.

Adjusted net income for the quarter was $9.5 million, or $--3.60 per diluted share, compared with $4.0 million, or $1.73 per diluted share, for the prior year period.

At the end of the second quarter, the Company had $37.7 million in corporate cash and we currently have a fully diluted equity market capitalization of approximately $230 million.

Also, as of June 30, 2018, the Company had 2.6 million fully diluted total shares of common stock and units outstanding. We currently have 2.1 million common shares issued and outstanding and 0.2 million common shares earmarked for issuance under our deferred compensation program. The balance relates to the GAAP treatment for in-the-money stock options, put options associated with the minority interests of our strategic investments, and some restricted stock.

I will now turn the call over to Jeremy to discuss our investments in OpenKey, Pure Rooms, J&S, Lismore Capital, RED Hospitality & Leisure and other initiatives.

Asset Management - Jeremy Welter

Thank you Deric.

We are excited to provide updates on our Hospitality Products & Services businesses and their strong results and initiatives during the second quarter. To explain this strategy more fully: our Products and Services initiative is a unique investment strategy in the hospitality industry, where we strategically invest in operating companies that service the industry and we act as an accelerator to grow these companies. In doing this, we believe we are able to establish synergies for our hotel platforms; providing attractive pricing and higher levels of service than they would receive from a third-party vendor. We are also able to grow the companies in which we invest in a number of ways: by referring them to the hotels in our REITs, by leveraging our vast industry relationships, and by consulting on best operating practices.

As Rob mentioned earlier, we are very excited about the acquisition of Remington’s Project Management business and see significant opportunity going forward for that business. We believe it will fit in very well with the strategy of our Hospitality Products & Services businesses and expect it to be very impactful to our operations by diversifying our platform and growing the services that we can provide to hotels and hotel owners. We look forward to updating you on the progress of our Project Management business in the future.

Moving on to our other Products and Services businesses, J&S Audio Visual is a leading single-source solution for meeting and event needs with an integrated suite of audio visual services, including show and event services, hospitality services, creative services, and design and integration. In the second quarter, revenue growth was 23% and Adjusted EBITDA growth was 50% compared to prior year. Since our investment in November 2017 through the end of the second quarter, revenues increased 22% or $10.1 million and Adjusted EBITDA increased 55% or $2.7 million over the prior year period. Additionally, results from integrating J&S into Ashford asset-managed hotels have been positive with average revenue per group room night up 10% and average customer satisfaction scores up 19% since the respective transition occurred from the prior AV provider highlighting the company’s incredible service level. These impressive results are due to the strong management and operational team at J&S along with our ability to provide additional value related to best practices initiatives, analytics, and leveraging industry relationships. These results also highlight the benefits of our strategy as we seek to drive profitability at the hotels in our advised REIT platforms. Since making our investment in J&S, we have invested significant time undertaking a comprehensive review of its operations. This has resulted in many value-add initiatives including: a deep dive analysis and action plan to optimize revenue and organizational structure, the creation of dedicated sales positions and pipeline reports, and increasing the company’s analytics horsepower to improve decision-making. Moreover, J&S executed five new hotel contracts during the second quarter highlighted by the One & Only Palmilla Los Cabos and the Montage managed Los Cabos underscoring the quality of hotels and resorts the company is able to build relationships with. As of the second quarter, J&S had multi-year contracts in place with 72 hotels and convention centers in addition to regular business representing over 2,500 annual events and productions, 500 venue locations, and 650 clients. For the trailing twelve-month period ending June 30th, revenue attributable to Ashford asset-managed hotels represented only 4% of total business for J&S highlighting the exceptional opportunity remaining to accelerate growth at the company even further. Going forward, we see a tremendous opportunity for integrating J&S into more hotels in the U.S. and internationally given the company’s outstanding reputation as a leading service provider relative to similar competitors in the industry. We will continue to leverage the know-how and deep relationships of the J&S management team, acquired over years of experience, along with our extensive knowledge and contacts in the hospitality industry to hopefully accelerate and fuel long-term growth at J&S. One final note I would like to remind you that J&S is a seasonal business and we have previously filed an 8-K detailing historical seasonality by quarter.

Lismore Capital has been providing debt placement services to our advised REIT platforms since the third quarter of 2017. These are services, which otherwise would have been provided by third parties, for Trust and Braemar on competitive pricing terms related to property-level debt financings. To that end, Lismore Capital generated $5 million of revenue in placement fees in the second quarter resulting in $6.7 million in total placement fees generated in the past four quarters. Over the past four quarters, Trust and Braemar have benefited from Lismore’s high quality service and efficient execution of debt placement transactions. These benefits include running a competitive process to achieve the best available terms in the market, achieving lower spreads on new debt, and significant expected annual interest savings. As an example, the refinancings that Lismore has sourced for Trust over the past two years, have resulted in approximately $30 million in annual interest expense savings from what it would have expected to be under the previous loan terms.

RED Hospitality & Leisure is a leading provider of watersports activities and other travel & transportation services in the U.S. Virgin Islands. Through the first half of the year, RED Hospitality provided limited ferry operations between St. Thomas and St. John and expects to capitalize on new contracts and charter business as the resorts in the Virgin Islands begin to reopen in the second half of this year and into early 2019. To that end, in the second quarter, RED Hospitality executed a long-term agreement with the Westin St. John to provide ferry services for guests and employees when the resort reopens in early 2019 which is expected to generate Adjusted EBITDA of approximately $700,000 to $800,000 annually at the company level. This contract represents meaningful performance upside to RED Hospitality and Ashford. We have also completed an introductory analysis of the Key West market and expect to execute on a business development plan to establish RED Hospitality in this market by year-end with significant vertical growth avenues thereafter. Additionally, the company generated $390,000 of revenue and $72,000 of Adjusted EBITDA in the second quarter and $645,000 of revenue and $158,000 of Adjusted EBITDA year to date. We remain excited for the future prospects of RED Hospitality as we see many potential opportunities to expand this business into several other hotels at our advised REIT platforms.

OpenKey is a hospitality-focused mobile key platform leading the industry in interfaces with major lock manufacturers with access to thousands of hotels worldwide. The company continues to expand the platform with approximately 10,000 rooms under contract with access to 15 hotel brands and portfolios across its current customer base. The company also continues to be supported by its office in Guadalajara, Mexico which has been instrumental for growth in Mexico, Costa Rica, and Colombia as well as independent resellers currently serving in 14 different countries. In the second quarter, revenue growth was 256% compared to the prior year and year to date revenue growth was 594% compared to the prior year. We remain optimistic for the growth outlook of OpenKey.

Pure Rooms is a leading provider of hypo-allergenic rooms in the hospitality space. We have seen a growing demand for health and wellness offerings in the hospitality industry, and we believe that the investment in Pure Rooms will allow us to bring our industry knowledge and expertise, as well as our managed asset base, to the company in order to optimize growth synergistically. In the second quarter revenue growth was 16% compared to the prior year. The company currently has contracts in place with 178 hotels representing approximately 2,700 rooms throughout the United States, including 64 Ashford asset-managed hotels. Going forward, we anticipate that we will be able to drive significant growth and value creation at Pure Rooms by integrating the product into additional Ashford asset-managed hotels and third-party hotels because we believe the value proposition for adding Pure Rooms to a property is very compelling. We have found that hotel rooms participating in this program typically achieve a significant rate premium per night and typically experience returns of between 50% and 70% on their investment. We have invested a significant amount of time and resources into the company including implementing many new initiatives through the first half of the year including: a revamped website, new in-room amenities program, and creation of a dedicated sales and business development position. With these initiatives in place and recent growth we remain very excited about the future prospects for Pure Rooms.

We continue to remain active in evaluating additional investments in operating companies and we hope to share some more details on that front in the upcoming quarters.

That concludes our prepared remarks and we will now open the call up to your questions.

Monty Bennett

Thank you for joining us on our second quarter earnings call. Please be on the lookout for a save the date for our Investor Day that we plan to host in New York City in October, and we look forward to speaking with you again on our next call.